                                                                  EXHIBIT (A)(6)

                            BKF CAPITAL GROUP, INC.
                             One Rockefeller Plaza
                            New York, New York 10020
                                                                January   , 2003

Dear Employee:

     We are pleased to inform you that we successfully concluded the offer to exchange eligible options to purchase shares of common stock of BKF Capital Group, Inc. (the "Company") for shares of deferred stock, also referred to as restricted stock units (the "Offer"). The terms and conditions of the Offer are set forth in the Offer to Exchange, dated December 11, 2002 and the related Letter of Transmittal and Deferred Stock Award Agreement.

     The Offer expired at 11:59 p.m., Eastern Standard Time, on January 10, 2003. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer to Exchange, the Company accepted for exchange all eligible options tendered to it by eligible employees who elected to participate
in the Offer representing a total of [               ] shares of common stock
and canceled all such options.

     If you elected to participate in the Offer and tendered your eligible options, you are entitled to receive restricted stock units, subject to the terms and conditions of the Offer. The Company has accepted for exchange and canceled the number of eligible options tendered by you equal to the number of options set forth on Schedule A to this letter.

     The Company's grant of restricted stock units was effective January   ,
2003 (the "replacement grant date"). The Deferred Stock Award Agreement between you and the Company, a copy of which is hereby provided to you, is dated the replacement grant date.

     If you have any questions about your rights in connection with the grant of the restricted stock units, please contact Norris Nissim at (212) 332-8437 or Glenn Aigen at (212) 332-8460.

                                          Sincerely,

                                         /s/ JOHN A. LEVIN
                                          --------------------------------------
                                               John A. Levin
                                               President and Chief Executive
                                         Officer
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                                                                      SCHEDULE A

Employee Name:

Employee ID Number:

OPTION GRANT DATE                NO. OF ELIGIBLE OPTIONS TENDERED
-----------------                --------------------------------
December 13, 2001

Total number of restricted stock units granted to you on the replacement grant date: